Exhibit 99.1
RH JOINT VENTURES, LLC AND SUBSIDIARIES
Consolidated Financial Statements
December 31, 2022 and 2021
(With Independent Auditors' Report Thereon)

RH JOINT VENTURES, LLC AND SUBSIDIARIES

Independent Auditors' Report

The Members
RH Joint Ventures, LLC:

Opinion

We have audited the consolidated financial statements of RH Joint Ventures, LLC and its subsidiaries (the Company), which comprise the consolidated statements of assets, liabilities, and members' equity as of December 31, 2022 and 2021, and the related consolidated statements of operations, changes in members' equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors' Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued.

Auditors' Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors' report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgement made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•Exercise professional judgement and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•Conclude whether, in our judgement, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ KPMG LLP

Austin, Texas
March 1, 2023

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Consolidated Statement of Assets, Liabilities and Members' Equity
December 31, 2022 and 2021
(In thousands)

ASSETS	2022	2021
Real estate investments, at fair value (cost $877,903 and $867,307 in 2022 and 2021, respectively)	$1,361,990	$1,351,773
Cash and cash equivalents	8,677	7,446
Restricted cash	11,827	11,805
Securitization certificates, at fair value (amortized cost $50,451 and $46,700 in 2022 and 2021, respectively)	48,889	51,667
Receivables from related parties	38	54
Other assets	2,131	3,712
Total assets	$1,433,552	$1,426,457

Liabilities and Members' Equity
Liabilities
Securitization, net	$803,333	$796,832
Accrued liabilities	15,703	15,154
Payables to related parties	1,038	2,070
Total liabilities	820,074	814,056
Commitments and contingencies
Members' equity	613,478	612,401
Total liabilities and members' equity	$1,433,552	$1,426,457

See accompanying notes to consolidated financial statements.

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Consolidated Statements of Operations
Years Ended December 31, 2022 and 2021
(In thousands)

	2022	2021
Revenues
Rental revenue	$79,531	$77,614
Interest and other income	3,753	3,474
Total revenues	83,284	81,088
Expenses:
Interest expense	23,182	22,943
Property operating expenses	16,974	18,428
Real estate taxes	12,263	10,935
Professional fees	490	500
Earn out payment	—	7,500
General and administrative	1,597	1,379
Total expenses	54,506	61,685

Net income	28,778	19,403
Realized gain on sales of real estate investments	320	92
Unrealized (loss) gain on real estate investments	(379)	322,775
Unrealized (loss) gain on securitization certificates	(6,529)	4,980
Net increase in members' equity from operations	$22,190	$347,250

See accompanying notes to consolidated financial statements.

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Consolidated Statements of Changes in Members' Equity
Years Ended December 31, 2022 and 2021
(In thousands)

	GVI RH JV Investor, LLC	Amherst SFRP Member 111-G , LLC	Total Members' Equity

Balance at December 31, 2020	$233,500	$49,239	$282,739
Decrease in members' equity from capital transactions:
Contributions	7,125	375	7,500
Distributions	(21,439)	(1,128)	(22,567)
Noncash contributions	(531)	(1,990)	(2,521)
Net decrease in members' equity from capital transactions	(14,845)	(2,743)	(17,588)
Increase in members' equity from operations:
Net income	18,433	970	19,403
Realized gain on sales of real estate investments	87	5	92
Unrealized gain on real estate investments	306,636	16,139	322,775
Unrealized gain on securitization certificates	4,731	249	4,980
Income allocation	(97,562)	97,562	—
Net increase in members' equity from operations	232,325	114,925	347,250
Balance at December 31, 2021	$450,980	$161,421	$612,401
Impact of adopting New Lease Standard	(472)	(292)	(764)
Balance at January 1, 2022	450,508	161,129	611,637
Decrease in members' equity from capital transactions:
Distributions	(19,332)	(1,017)	(20,349)
Net decrease in members' equity from capital transactions	(19,332)	(1,017)	(20,349)
Increase in members' equity from operations:
Net income	27,339	1,439	28,778
Realized gain on sales of real estate investments	304	16	320
Unrealized loss on real estate investments	(360)	(19)	(379)
Unrealized loss on securitization certificates	(6,203)	(326)	(6,529)
Income allocation	(4,557)	4,557	—
Net increase in members' equity from operations	16,523	5,667	22,190
Balance at December 31, 2022	$447,699	$165,779	$613,478

See accompanying notes to consolidated financial statements.

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years Ended December 31, 2022 and 2021
(In thousands)

	2022	2021
Cash flows from operating activities:
Net increase in members' equity from operations	$22,190	$347,250
Adjustments to reconcile net increase in members' equity from operations to net cash provided by operating activities:
Realized gain on sales of real estate investments	(320)	(92)
Unrealized loss (gain) on real estate investments	379	(322,775)
Unrealized loss (gain) on securitization certificates	6,529	(4,980)
Amortization of deferred financing costs	2,745	2,749
Amortization of loan discount	3,756	3,477
Amortization of securitization certificates discount	(3,751)	(3,473)
Other changes in operating assets and liabilities:
Receivables from related parties	16	30
Other assets	819	(747)
Accrued liabilities	218	691
Payables to related parties	(1,032)	738
Net cash provided by operating activities	31,549	22,868
Cash flows from investing activities:
Purchases of real estate investments	(801)	(1,769)
Proceeds from sales of real estate investments	750	2,240
Real estate improvements	(9,896)	(7,561)
Net cash used in investing activities	(9,947)	(7,090)
Cash flows from financing activities:
Members' contributions	—	7,500
Members' distributions	(20,349)	(22,567)
Payments of deferred financing costs	—	(80)
Net cash used in financing activities	(20,349)	(15,147)
Net increase in cash and cash equivalents and restricted cash	1,253	631
Cash and cash equivalents and restricted cash, beginning of year	19,251	18,620
Cash and cash equivalents and restricted cash, end of year	$20,504	$19,251

(Continued)

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years Ended December 31, 2022 and 2021
(In thousands)

	2022	2021
Supplemental cash flow information:
Interest paid	$16,604	$16,693

Noncash investing activities:
Change in accrued improvements of real estate investments	$325	$237
Net working capital liabilities acquired as part of purchases of real estate investments	$4	$19

Noncash financing activities:
Distribution of real estate investments to members	$—	$2,521

Reconciliation of cash and cash equivalents and restricted cash reported in the consolidated statements of assets, liabilities and members' equity to the consolidated statements of cash flows:
Cash and cash equivalents	$8,677	$7,446
Restricted cash	11,827	11,805
Total cash and cash equivalents and restricted cash	$20,504	$19,251

See accompanying notes to consolidated financial statements.

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
($ amounts in thousands)
(1)Nature of Business
RH Joint Ventures, LLC (Company), a Delaware limited liability company, was formed on June 12, 2018, and commenced operations on July 31, 2018. It was formed by Amherst SFRP Member III-G, LLC (Amherst Member), and GVI RH JV Investor, LLC (Investor Member), collectively referred to as the Members, with the purpose of acquiring, holding, improving, repairing, operating, leasing, managing, financing, and disposing of single-family rental homes. The Company’s term is indefinite and it may be dissolved by either unanimous approval of the Members or the entry of a decree of judicial dissolution, whichever occurs first.
All decisions by and on behalf of the Company are be made by the Members. The Members elected the Amherst Member as the Administrative Member, which shall act as a manager of the Company. The Administrative Member has the day-to-day responsibility for the management of the business and affairs of the Company. All major decisions made by the Company need majority approval of the Members of the Company.
In addition, the Company created an Investment Committee comprised of three representatives appointed by Investor Member and two representatives appointed by Amherst Member. All decisions of the Investment Committee are determined based on a majority vote of the representatives.
(2)Significant Accounting Policies
(a)Basis of Presentation
These consolidated financial statements are presented on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (GAAP) whereby revenue is recognized in the period earned and expenses are recognized in the period incurred.
The Company applies Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 946, Financial Services – Investment Companies, by analogy based on guidance published by the National Council of Real Estate Investment Fiduciaries (NCREIF) and the Pension Real Estate Association (PREA): The NCREIF PREA Reporting Standards Fair Value Accounting Policy Manual. Specifically, as a substantial majority of the Company’s investment interests are owned by investors who are required to measure their investments at fair value under GAAP, the Company applies a fair value-based accounting model to its investments.
(b)Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated on consolidation.

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
($ amounts in thousands)
(c)Adoption of New Accounting Standard
In February 2016, the FASB issued Accounting Standards Update (ASU) 2016-02, Leases (Topic 842), an update to FASB ASC Topic 842, Leases (New Lease Standard), that requires the Company to begin recording assets and liabilities arising from leases on the consolidated statements of assets, liabilities and members’ equity. Lessor accounting remains similar to previous guidance, while aligning with the FASB’s revised revenue recognition guidance for non-lease components of lease agreements under FASB ASC Topic 606, Revenue from Contracts with Customers (ASC 606).
The Company adopted the New Lease Standard using the optional transition approach as of January 1, 2022. As such, previously reported financial information was not updated, and additional disclosures required under the New Lease Standard are not provided for periods prior to January 1, 2022. Additionally, the Company elected the practical expedient package related to lease identification, lease classification, and initial direct costs. As such, existing contracts and leases for these items were not reassessed. The Company did not elect the hindsight practical expedient, which permits entities to use hindsight in determining lease term and assessing impairment.
As a lessor, leases with residents are classified as operating leases under the New Lease Standard, and thus the pattern of recognition of rental revenue and other property income remains unchanged from previous lease accounting guidance as adjusted by ASC 606. The Company elected the practical expedient to not separate the lease component, comprised of rents from single-family rental homes, from the associated non-lease component, comprised of fees from single-family rental homes. The combined component is accounted for as rental revenue, net of uncollectible amounts, under the New Lease Standard.
Under the New Lease Standard, when collectability is not deemed probable, tenant receivables are written off and rental revenue is limited to amounts deemed probable of collection. This requires amounts historically recorded as bad debt expense to be recorded as a direct reduction in rental revenue. Additionally, this required the Company to review its existing leases and determine if the future lease payments are probable of collection. If collection is not probable, the Company accounts for these leases on a cash basis. Prior to the adoption of the New Lease Standard, the Company maintained an allowance for doubtful accounts and classified bad debt expense within property operating expenses on the consolidated statements of operations. As permitted upon adoption, previously reported property operating expenses were not restated and the Company recorded a $764 adjustment to opening members’ equity, which is reflected in the consolidated statement of changes in members’ equity for the year ended December 31, 2022.
(d)Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The real estate and capital markets are cyclical in nature. Property and investment values are affected by, among other things, the availability of capital, occupancy rates, rental rates, interest rates, and inflation rates. As a result, determining investment values involves

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
($ amounts in thousands)
many assumptions. Amounts ultimately realized from each investment may vary significantly from the fair values presented. The Company’s most significant accounting estimate relates to the determination of the fair value of its investments.
(e)Real Estate Investments
Real estate investments are initially recorded at the purchase price, including acquisition costs. Improvements made subsequent to acquisition are capitalized if they enhance the value or extend the useful life of an existing asset. The cost of normal repairs and maintenance are expensed as incurred. Additionally, certain services are either performed or subcontracted by Main Street Renewal LLC (MSR), a Delaware limited liability company and related party of the Amherst Member. MSR invoices the Company its costs incurred plus a markup of 15%. These costs, including markup, are either capitalized or expensed depending on their nature in accordance with the policy above. Real estate investments are not subject to depreciation; however, they are subject to adjustment to fair value, as described below.
The Members establish valuation processes and procedures to ensure that valuation techniques are fair and consistent and valuation inputs are supportable. Valuations are supported by market data, third-party pricing sources, industry-accepted pricing models, counterparty prices, or other methods determined in good faith by a majority of the Members, including the use of internal proprietary pricing models. Any material modifications to the valuation procedures must be approved by the Investor Member.
Fair value of real estate investments is determined periodically throughout the year, including at year-end. When real estate investments are adjusted to fair value, the difference between cost and fair value is included as unrealized gain or loss within real estate investments on the consolidated statements of assets, liabilities and members’ equity. The net change in unrealized gain or loss on real estate investments is reflected in the consolidated statements of operations as unrealized (loss) gain on real estate investments. During the year ended December 31, 2022, the Company recorded $379 in unrealized loss on real estate investments. During the year ended December 31, 2021, the Company recorded $322,775 in unrealized gain on real estate investments.
(f)Cash and Cash Equivalents and Restricted Cash
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consisted primarily of demand deposits as of December 31, 2022 and 2021.
Restricted cash represents cash deposited in accounts related to certain rent deposits and collections, security deposits, property taxes, and capital expenditures, as well as certain lender reserve accounts. Amounts deposited in the reserve accounts associated with the securitization loan can only be used as provided for in the loan agreement, and security deposits held pursuant to lease agreements are required to be segregated. In addition, the Company considers cash advances from residents for maintenance and repairs of properties to be restricted cash. Accordingly, these items are separately presented within the consolidated statements of assets, liabilities and member’s equity.

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
($ amounts in thousands)
(g)Securitization Certificates
In connection with the securitization transaction described below, the Company purchased and retained securitization certificates. The securitization certificates retained pursuant to the Risk Retention Rules defined below are recorded at fair value on the consolidated statements of assets, liabilities and members’ equity. Interest income, including amortization of any premium or discount, is included within interest and other income on the consolidated statements of operations. For purposes of classification within the consolidated statements of cash flows, purchases of and repayments from these securities are classified as investing activities.
(h)Other Assets
Other assets as of December 31, 2022 and 2021, consisted of the following:

	2022	2021
Prepaid expenses	$1,057	$960
Leasing commissions, net	593	582
Accounts receivable, net of allowance	426	2,069
Auction and other deposits	55	101
Total	$2,131	$3,712

(i)Accrued Liabilities
Accrued liabilities as of December 31, 2022 and 2021, consisted of the following:

	2022	2021
Real estate and other taxes payable	$5,950	$5,536
Security and other deposits	5,700	6,321
Interest payable	1,384	1,384
Prepaid rent	985	571
Accrued construction costs	634	444
Other accrued liabilities	1,050	898
Total	$15,703	$15,154

(j)Rental Revenue
Real estate investments are generally leased with a one-year initial term at market rental rates. The Company classifies single-family rental home leases as operating leases. Generally, credit investigations are performed for prospective residents and security deposits are obtained. Expenses are recognized when incurred and rental revenue, net of concessions, is recognized on a straight-line basis over the term of the related leases. The Company recognizes rental revenue when it has a signed lease with a resident, collectability of rent is probable, and services

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
($ amounts in thousands)
have been rendered. Rents received in advance of rents recognized, if any, are included in accrued liabilities on the consolidated statements of assets, liabilities and members’ equity.
Future rental revenue due to the Company under leases existing as of December 31, 2022, is $38,151 in 2023 and is not material thereafter.
Upon adoption of the New Lease Standard, there is no longer an allowance for doubtful accounts. Prior to the adoption of the New Lease Standard, the Company maintained an allowance for doubtful accounts for estimated losses that may have resulted from the inability of residents to make required rent or other payments. This allowance was estimated based on, among other considerations, payment histories, overall delinquencies, and available security deposits. The allowance for doubtful accounts as of December 31, 2021, was $3,877 and is included within other assets on the consolidated statements of assets, liabilities and members’ equity.
(k)Income Taxes
The Company is not subject to federal income taxes. Instead, the Members are individually liable for federal income taxes on their respective share of the Company’s taxable income. Therefore, no provision or liability for federal income taxes has been included in these consolidated financial statements. The Company is subject to income taxes in various states; however, resulting income taxes have not been material to date.
The Company is required to determine whether a tax position is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement, which could result in the Company recording a tax liability that would reduce net assets. Based on its analysis, the Company has determined that there are no unrecognized tax positions that would have a material impact on the Company’s financial position or results of operations.
(3)Fair Value Measurements
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price methodology). The carrying value of cash and cash equivalents, restricted cash, amounts receivable from or payable to related parties, certain other assets, and accrued liabilities approximates fair value due to their short-term maturities.
Determining fair value includes a hierarchy used to classify inputs used in measuring fair value. The hierarchy prioritizes inputs to valuation techniques used to measure fair value into three levels which are either observable or unobservable. Observable inputs reflect market data obtained from independent sources while unobservable inputs reflect an entity’s view of market assumptions in the absence of observable market information. The level in the fair value hierarchy within which the fair value measurement falls is determined based on the lowest level input that is significant to the fair value measurement. The three levels of the fair value hierarchy are as follows:

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
($ amounts in thousands)
Level 1 –     Inputs based on quoted prices in active markets for identical assets or liabilities. An active market is a market in which transactions occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2 –     Observable inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from sources independent from the entity.
Level 3 –     Unobservable inputs that reflect the entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available.
The Company applies NCREIF PREA Reporting Standards and marks its real estate investments to market (marked-to-market) each reporting period. The Company values its real estate investments based on three general techniques that are used to measure fair value: cost approach – uses the amount that currently would be required to replace the service capacity of an asset (replacement cost), income approach – uses valuation techniques to convert future cash flows to present value based on current market expectations, or market approach – uses prices generated by market transactions involving identical or comparable assets or liabilities.
(a)Real Estate Investments
Real estate investments are adjusted to fair value each reporting period with fair value determined using either the cost, income, or market approach. As of December 31, 2022, the Company held a total of 4,039 properties, of which 1 property was valued using the cost approach, and 4,038 properties were valued using the income approach. As of December 31, 2021, the Company held a total of 4,040 properties, of which 2 properties were valued using the cost approach, and 4,038 properties were valued using the income approach.
(i) Cost Approach
For newly acquired properties, the Company has determined that their cost basis, which is adjusted for improvements, approximates fair value. Generally, cost basis properties represent properties purchased within the last three months of year-end that are in the process of being improved. Normally, after properties become rentable or three months has passed, they become valued using either the income or market approach. The cost approach of determining fair value for real estate investments is considered a Level 3 measurement.
(ii)Income Approach
The Company considers a property Stabilized when improvements are made to the property such that it meets the Company’s quality standards. Properties that do not meet this standard are either properties with a tenant in place that have planned renovations once the current lease expires (TIP Stabilized) or properties under renovation (Unstabilized).
Stabilized and TIP Stabilized properties are valued using the direct capitalization method. The Company projects net rental income for each property based upon actual rents for occupied properties and properties with tenants in place, or projected rents as well as projected occupancy rates for unoccupied properties.

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
($ amounts in thousands)
Projected occupancy rates account for lost rentals due to lease turnover, credit losses, and other similar matters. The Company’s occupancy rates were determined based upon published market data from peer companies. The Company then applies an expense ratio to projected net rental income to arrive at projected net operating income associated with portfolio properties. Expense ratios are estimated based upon a combination of historical data (e.g., actual property tax invoices and related property operating costs) and peer data. A capitalization rate (Cap Rate) is then applied on the projected net operating income to estimate the fair value of Stabilized and TIP Stabilized properties. Cap Rates used by the Company are adjusted periodically based upon observable market Cap Rates for companies with portfolios of similar properties, principally via observable bulk asset purchases and sales.
Unstabilized properties are valued using a discounted cash flow method that projects cash flows over a 10-year discrete period with the following assumptions: a discount rate, a terminal capitalization rate, annualized market rents that are projected over the discrete period, property operating expenses that are projected over the discrete period, and projected selling expenses at the end of the discrete period. A discount rate is applied to the projected cash flows of these Unstabilized properties based on the rate of return a market participant would require in order to complete renovations, identify a resident meeting the Company's underwriting criteria, and place the resident. A terminal capitalization rate is the projected capitalization rate used at the end of the discrete period estimated as the Cap Rates applied to Stabilized and TIP Stabilized properties plus a weighted average 50-basis point premium. The income approach of determining fair value for real estate investments is considered a Level 3 measurement because it is determined based on a variety of unobservable inputs.
(b)Securitization Certificates
In connection with the Company’s securitization transaction, the Company has retained and purchased certificates (Retained Certificates) totaling $48,889 and $51,667 as of December 31, 2022 and 2021, respectively. As the Company's Retained Certificates do not trade in an active market with readily observable prices, the Company uses significant unobservable inputs to measure the fair value. The fair value of the Retained Certificates is estimated using discounted cash flow methodologies based upon a set of valuation assumptions. The primary assumption used in the discounted cash flow model is the discount rate. The discount rate is determined using interpolation based on observable trades for similar type securities. The Retained Certificates are included as securitization certificates on the Company’s consolidated statements of assets, liabilities, and members’ equity and classified as Level 3 in the fair value hierarchy.
Due to the level of subjectivity associated with these estimates, actual results could vary significantly, and that variance could substantially decrease (or increase) the Company's unrealized gain or loss related to its investments.

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
($ amounts in thousands)
Fair Value Hierarchy

The following table presents the placement in the fair value hierarchy of assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2022 and 2021:

	Level 1	Level 2	Level 3	Total
2022
Assets:
Real estate investments	$—	$—	$1,361,990	$1,361,990
Securitization certificates	—	—	48,889	48,889
2021
Assets:
Real estate investments	$—	$—	$1,351,773	$1,351,773
Securitization certificates	—	—	51,667	51,667

The Company’s accounting policy is to recognize transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that caused the transfer. There were no transfers into or out of Level 3 during the years ended December 31, 2022 and 2021.
The changes in real estate investments classified as Level 3 are as follows:

Level 3
Balance, December 31, 2020	$1,024,081
Real estate investments purchased	1,788
Real estate investments distributed	(2,521)
Real estate investments sold	(2,148)
Real estate improvements	7,798
Unrealized gain on real estate investments	322,775
Balance, December 31, 2021	1,351,773
Real estate investments purchased	805
Real estate investments sold	(430)
Real estate improvements	10,221
Unrealized loss on real estate investments	(379)
Balance, December 31, 2022	$1,361,990

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
($ amounts in thousands)
The changes in securitization certificates classified as Level 3 are as follows:

Level 3
Balance, December 31, 2020	$43,214
Discount amortization	3,473
Unrealized gain on securitization certificates	4,980
Balance, December 31, 2021	51,667
Discount amortization	3,751
Unrealized loss on securitization certificates	(6,529)
Balance, December 31, 2022	$48,889

Significant Unobservable Inputs
The table below presents the significant unobservable inputs used to value the Company’s Level 3 real estate investments as of December 31, 2022:

Level 3 Assets	Significant Unobservable Inputs by Valuation Technique	Significant Unobservable Inputs
Real estate investments -	Direct Capitalization Method:
Income approach	Capitalization Rate	4.75%
Stabilized	Projected Occupancy Rate	95.28%
	Expense Ratio	28.88%
	Average Monthly Rent (in dollars)	$1,975

Real estate investments -	Direct Capitalization Method:
Income approach	Capitalization Rate	4.68%
TIP Stabilized	Projected Occupancy Rate	95.29%
	Expense Ratio	34.61%
	Average Monthly Rent (in dollars)	$2,161

Real estate investments -	Discounted Cash Flow Method:
Income approach	Discount Rate	7.50%
Unstabilized	Terminal Capitalization Rate	5.42%
	Average Monthly Rent (in dollars)	$2,312

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
($ amounts in thousands)
The table below presents the significant unobservable inputs used to value the Company’s Level 3 real estate investments as of December 31, 2021:

Level 3 Assets	Significant Unobservable Inputs by Valuation Technique	Significant Unobservable Inputs
Real estate investments - Income approach Stabilized	Direct Capitalization Method: •Capitalization Rate •Projected Occupancy Rate •Expense Ratio •Average Monthly Rent (in dollars)	•4.29% •95.28% •29.13% •$1,795
Real estate investments - Income approach TIP Stabilized	Direct Capitalization Method: •Capitalization Rate •Projected Occupancy Rate •Expense Ratio •Average Monthly Rent (in dollars)	•4.24% •95.17% •32.06% •$2,084
Real estate investments - Income approach Unstabilized	Discounted Cash Flow Method: •Discount Rate •Terminal Capitalization Rate •Average Monthly Rent (in dollars)	•8.00% •4.79% •$1,849

The table below presents the significant unobservable inputs used to value the Company’s Level 3 securitization certificates as of December 31, 2022:

Level 3 Assets	Significant Unobservable Inputs by Valuation Technique	Significant Unobservable Input
Securitization certificates	Discounted Cash Flow Method: •Discount Rate	X •8.95%

The table below presents the significant unobservable inputs used to value the Company’s Level 3 securitization certificates as of December 31, 2021:

Level 3 Assets	Significant Unobservable Inputs by Valuation Technique	Significant Unobservable Input
Securitization certificates	Discounted Cash Flow Method: •Discount Rate	X •5.14%

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
($ amounts in thousands)
(4)Portfolio Diversification
The Company has real estate investments located throughout the United States of America. The diversification of the Company’s holdings based on the estimated fair values and NCREIF divisions and states as of December 31, 2022 and 2021, are as follows:

		Fair Value		State %
		2022	2021	2022	2021
Southeast	GA	$420,945	$421,165	30.9%	31.2%
	TN	141,908	135,936	10.4	10.0
	FL	121,996	116,600	9.0	8.6
Mountain	AZ	155,550	144,240	11.4	10.7
	CO	76,612	79,928	5.6	5.9
Southwest	TX	155,538	163,746	11.4	12.1
Mideast	NC	151,345	155,440	11.1	11.5
East North Central	IN	61,268	62,491	4.5	4.6
	OH	14,891	13,484	1.1	1.0
West North Central	MO	39,643	37,278	2.9	2.8
	KS	22,294	21,465	1.7	1.6
Total		$1,361,990	$1,351,773	100.0%	100.0%

(5)Related Party Transactions
On September 29, 2020, at execution of the securitization transaction described below, MSR entered into an Asset Management Agreement with Amherst Residential Asset Management, LLC (ARAM), a related party of the Amherst Member. ARAM provides portfolio asset management services including, but not limited to, cash management, accounting, budgeting, leveraging, and reporting services. The Company reimburses ARAM based on actual costs incurred. Related party asset management fees are included within general and administrative on the consolidated statements of operations and were $1,104 and $908 for the years ended December 31, 2022 and 2021, respectively.
On September 29, 2020, at execution of the securitization transaction described below, the Company, through its wholly owned subsidiary, RH Partners OwnerCo, LLC (OwnerCo), entered into a Property Management Services Agreement (PMSA) with MSR to provide property management services, leasing, construction, brokerage and certain other services for fees as described in the PMSA. The PMSA requires the Company to maintain a working capital bank account balance to be used by MSR for the benefit of the Company for maintenance and repair of the real estate investments. The working capital balance was $2,421 and $2,408 as of December 31, 2022 and 2021, respectively, and is included within cash and cash equivalents on the consolidated statements of assets, liabilities and members’ equity. In the ordinary course of business, MSR earns fees for its services and also pays property-related costs on the Company’s behalf and seeks reimbursement plus any applicable markup. For the year ended December 31, 2022, the Company incurred related party property management fees of $9,401, of which $1,507 was capitalized within real estate investments on the consolidated statements of assets, liabilities and members’ equity, $1,322 was capitalized to

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
($ amounts in thousands)
leasing commissions within other assets on the consolidated statements of assets, liabilities and members’ equity, and $6,572 was expensed within property operating expenses on the consolidated statements of operations. For the year ended December 31, 2021, the Company incurred related party property management fees of $8,109, of which $872 was capitalized within real estate investments on the consolidated statements of assets, liabilities and members’ equity, $1,323 was capitalized to leasing commissions within other assets on the consolidated statements of assets, liabilities and members’ equity, and $5,914 was expensed within property operating expenses on the consolidated statements of operations.
On July 31, 2018, the Company entered into a Purchase and Sale Agreement (PSA) with MSR II, LP and Vaca Morada Partners LP (VM), collectively, the Sellers and related parties of the Company’s indirect parent, to purchase single-family rental properties at different times throughout its term. For the years ended December 31, 2022, and 2021, the Company purchased 2 and 7 single-family rental homes, respectively, from VM at a gross purchase price of $785 and paid capitalized closing costs of $16 and a gross purchase price of $1,769, respectively. The PSA calls for post-closing adjustments and prorations between the Company and Sellers to be made 90 days subsequent to each closing. These include collected rents, security deposits, real estate taxes and other operating expenses. As of December 31, 2022, no adjustment or proration amounts are due from the Sellers.
The Company had the following receivables from related parties as of December 31, 2022 and 2021:

	2022	2021
VM	$4	$—
ARAM	—	4
Other Amherst Member related parties	34	50
Total	$38	$54

The Company had the following payables to related parties as of December 31, 2022 and 2021:

	2022	2021
MSR	$898	$1,916
Amherst Residential, LLC	121	—
VM	—	2
Other Amherst Member related parties	19	152
Total	$1,038	$2,070

(6)Acquisition of TPG Portfolio
On June 29, 2020, the Company, through its wholly owned subsidiary RH Partners EquityCo, LLC, entered into a Purchase Agreement with Suburban Housing Partners, LLC (Suburban), a related party of the Amherst Member, to

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
($ amounts in thousands)
purchase 100% of the limited liability company interests of Single Family Rental Holdings, LLC and Single Family Rental Holdings Two, LLC (Holding Companies). The Holding Companies owned 100% of Safari One Asset Company, LLC and Safari Two Asset Company, LLC, which in turn owned a portfolio of single-family rental homes (TPG Portfolio). In conjunction with the acquisition of the TPG Portfolio, the Company entered into an Earn Out Agreement, in which the Company agreed to pay to Suburban an earn out payment of $7,500 if the Company achieved a certain target IRR on its investment in the TPG Portfolio. During 2021, the Company achieved the target IRR and paid the earn out payment to Suburban. The payment is included in earn out payment on the consolidated statements of operations.
(7)Securitization, Net
The Company, through its wholly owned subsidiary, OwnerCo, entered into a securitization transaction whereby it executed a loan agreement (Loan) on September 29, 2020, with a third-party lender for a total amount of $823,661 with a discount of $20,562. The Loan includes ten components summarized as follows as of December 31, 2022 and 2021:

	Outstanding Loan Principal
Component	2022	2021	Loan Rate
A	$319,958	$319,958	1.43%
B	91,737	91,737	1.78%
C	46,987	46,987	1.93%
D	55,936	55,936	2.08%
E1	31,325	31,325	2.28%
E2	62,649	62,649	2.53%
F	57,056	57,056	2.93%
G1	39,156	39,156	4.08%
G2	55,937	55,937	4.94%
H	62,920	62,920	—%
Total securitization	$823,661	$823,661
Less: deferred financing costs, net	(7,845)	(10,590)
Less: deferred financing costs, net	(12,483)	(16,239)
Total securitization, net	$803,333	$796,832

As of December 31, 2022 and 2021, the weighted average interest rate was 2.02%, and the weighted average effective interest rate was 2.61%. The Loan requires interest-only payments until maturity on November 9, 2025, when the entire principal balance is due. The Loan is collateralized by all of the single-family rental homes of OwnerCo and is subject to debt covenants. As of December 31, 2022, the Company was in compliance with its debt covenants. As of December 31, 2022 and 2021, the Company incurred total deferred financing costs of $14,042 relating to the Loan, with accumulated amortization of $6,197 and $3,452, respectively. For the years ended December 31, 2022 and 2021, amortization of deferred financing costs relating to the Loan was $2,745 and $2,749, respectively, which is included

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
($ amounts in thousands)
within interest expense on the statements of operations. The Company recorded loan discount amortization of $3,756 and $3,477 within interest expense on the statements of operations for the years ended December 31, 2022 and 2021, respectively.
Concurrent with the execution of the Loan, the third-party lender sold the Loan it originated to a wholly owned subsidiary of the Company (Depositor) who subsequently transferred the Loan to a securitization-specific trust entity (Trust). The transfer of the securitization from the Depositor to the Trust was accounted for as a sale under ASC 860, Transfers and Servicing, with no resulting gain or loss as the securitization was originated by the lender and immediately transferred at the same fair market value, and the Company had no continuing involvement after the sale.
As consideration for the transfer of the Loan to the Trust, the Trust issued classes of certificates which mirror the components of the Loan (collectively, the Certificates) to the Depositor, except that Class R certificates do not have related loan components as they represent residual interest in the Trust. The Certificates represent the entire beneficial interest in the Trust. Following receipt of the Certificates, the Depositor sold the Certificates to investors and used the proceeds as consideration for the Loan sold to the Depositor by the third-party lender. These transactions had no effect on the Company’s consolidated financial statements other than with respect to securitization certificates the Company retained in connection with the securitization, which are referred to as securitization certificates on the consolidated statements of assets, liabilities and members’ equity.
The Trust is structured as a pass-through entity that receives interest payments from the securitization and distributes those payments to the holders of the Certificates. The assets of the Trust are restricted and can only be used to fulfill the obligations of the Trust. The obligations of the Trust do not have any recourse to the general credit of any entities in these consolidated financial statements. Management has evaluated the Company’s interest in the Certificates of the Trust (through ownership of the securitization certificates) and determined that the securitization certificates do not provide the Company with any ability to direct the activities that could impact the Trust’s economic performance. Therefore, the Company does not consolidate the Trust.
As the Trust made Certificates available for sale to both domestic and foreign investors, sponsors of the loans are required to retain a portion of the risk that represents a material net economic interest in each loan pursuant to Regulation RR (the Risk Retention Rules) under the Securities Exchange Act of 1934, as amended. As such, loan sponsors are required to retain a portion of the credit risk that represents not less than 5% of the aggregate fair value of the loan as of the closing date. For the securitization, the Company retained all of the Class H certificates to meet the Risk Retention Rules (Retained Certificates). These Retained Certificates had a principal balance of $62,920 and an initial discount of $20,539, representing a fair value of $42,381 at the closing date. For the years ended December 31, 2022 and 2021, the Company recorded discount amortization of $3,751 and $3,473, respectively, within interest and other income on the consolidated statements of operations related to these Retained Certificates. These Retained Certificates are a principal-only class and are not entitled to distributions of interest.
The Company utilized the proceeds from the securitization to fund: (i) repayments of then-outstanding indebtedness on certain real estate investments; (ii) initial deposits into securitization reserve accounts; (iii) closing costs in connection with the securitization; (iv) general costs associated with operations; and (v) returns to the Members.

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
($ amounts in thousands)
The Company reports securities held to maturity in the consolidated statements of assets, liabilities and members’ equity at fair value. The Company has concluded that the unrealized losses on its held-to-maturity investments are temporary in nature since (i) they are caused by increases in interest rates, which lower the fair value of these investments, (ii) they are not related to the underlying credit quality of the issuer, (iii) the entire contractual principal and interest due on these investments is currently expected to be recoverable, and (iv) the Company is contractually required to retain these investments until maturity per the Risk Retention Rules defined above. Accordingly, the Company does not consider the held-to-maturity investments to be other-than-temporarily impaired as of December 31, 2022.
(8)Commitments and Contingencies
In the ordinary course of business, the Company may be involved in various claims and legal proceedings and does not believe the ultimate resolution of any such matters that have arisen to date will have a material adverse effect on its consolidated financial statements.
(9)Members’ Equity
(a)Contributions
The Members have been deemed to make capital contributions in amounts and percentage interests as set forth in the Limited Liability Company Agreement (Agreement). As of December 31, 2022, the Members have fully funded their member commitments.
(b)Allocations and Distributions
Per the Agreement, distributions to the Members shall be made in the following order and priority:
First, (i) 100% to the Members in accordance with their respective Sharing Percentages, until each Member has received distributions equal to such Member’s applicable capital contributions, then (ii) 100% to the Members in accordance with respective Sharing Percentages, until Investor Member has received distributions sufficient to achieve an IRR equal to ten percent (10%) per annum, compounded quarterly.
Second, (i) 20% to the Amherst Member (First Promote), and (ii) 80% to the Members in accordance with respective Sharing Percentages, until Investor Member has received distributions sufficient to achieve an IRR equal to fifteen percent (15%) per annum, compounded quarterly.
Third, (i) 25% to the Amherst Member (Second Promote), and (ii) 75% to the Members in accordance with respective Sharing Percentages, until Investor Member has received distributions sufficient to achieve an IRR equal to twenty percent (20%) per annum, compounded quarterly, and a return to Investor Member of 200% of its actual capital contributions made to the Company.
Fourth, (i) 35% to the Amherst Member (Third Promote), and (ii) 65% to the Members in accordance with respective Sharing Percentages.

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
($ amounts in thousands)
The capital accounts reflect the promote to the Amherst Member as if the Company had realized all assets and settled all liabilities at the fair value reported in the consolidated financial statements and allocated all gains and losses and distributed the net assets to the Members at the reporting date consistent with the provisions of the Company’s governing documents. The promote to the Amherst Member will remain provisional until final liquidation of the Company.
(c)TPG Portfolio
The TPG Portfolio is held and invested in as a separate pool of properties for purposes of capital contributions, member commitments, and distributions under the Agreement. The member commitment set forth in the Agreement shall not apply with respect to the TPG Portfolio. The following applies specifically to the TPG Portfolio.
(i) Contributions
The Members account for capital contributions made with respect to the TPG Portfolio on a pooled basis such that no capital contributions made with respect to the TPG Portfolio are attributable to any other properties held by the Company or its subsidiaries nor are capital contributions made with respect to other properties attributable to the TPG Portfolio.
(ii)Sharing Percentage
The Sharing Percentage with respect to the TPG Portfolio means, with respect to each Member, as of any date, the fraction, expressed as a percentage, the numerator of which is the aggregate capital contributions made by such Member with respect to the TPG Portfolio and the denominator of which is the aggregate capital contributions made by all of the Members with respect to the TPG Portfolio.
(iii)Allocations and Distributions
Net operating cash flow attributable to the TPG Portfolio is distributed per the following order and priority:
a)First, (x) 100% to the Members in accordance with their respective Sharing Percentages attributable to the TPG Portfolio, until each Member has received distributions equal to such Member’s applicable capital contributions attributable to the TPG Portfolio, then (y) 100% to the Members in accordance with their respective Sharing Percentages attributable to the TPG Portfolio, until Investor Member has received distributions sufficient to achieve the first hurdle return requirement (applied solely with respect to capital contributions for the TPG Portfolio), and no distributions will be made pursuant to the following clauses b) through d) when such first hurdle return requirement has not been satisfied;
b)Second, (x) 20% to Amherst Member, and (y) 80% to the Members in accordance with their respective Sharing Percentages attributable to the TPG Portfolio, until Investor Member has received distributions sufficient to achieve the second hurdle return requirement (applied solely with respect to capital contributions for the TPG Portfolio), and no distributions will be made pursuant to the following clauses c) through d) when such second hurdle return requirement has not been satisfied;

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
($ amounts in thousands)
c)Third, (x) 25% to Amherst Member, and (y) 75% to the Members in accordance with their respective Sharing Percentages attributable to the TPG Portfolio, until Investor Member has received distributions sufficient to achieve (1) the third hurdle return requirement (applied solely with respect to capital contributions for the TPG Portfolio) and (2) a return to Investor Member of 200% of its actual capital contributions made to the Company with respect to the TPG Portfolio, and no distributions will be made pursuant to the following clause d) when such third hurdle return requirement and such return to Investor Member of 200% of its actual capital contributions made to the Company with respect to the TPG Portfolio has not been satisfied; and
d)Fourth, (x) 35% to Amherst Member, and (y) 65% to the Members in accordance with their respective Sharing Percentages attributable to the TPG Portfolio.
First hurdle return requirement means an IRR on a Member’s capital contributions equal to ten percent (10.0%) per annum, compounded quarterly. Second hurdle return requirement means an IRR on a Member’s capital contributions equal to fifteen percent (15.0%) per annum, compounded quarterly. Third hurdle return requirement means an IRR on a Member’s capital contributions equal to twenty percent (20.0%) per annum, compounded quarterly.
(e)Income Allocation
The Company follows the Hypothetical Liquidation at Book Value (HLBV) method for purposes of determining the allocation of net income or loss to the members. Under the HLBV method, net income or loss is allocated amongst the members to achieve each Member’s claim on the net assets of the Company. Each member’s claim on the net assets of the Company is calculated as the amount that the member would receive if the Company were to liquidate all of its assets at year end at net book value and distribute the resulting cash to creditors and members in accordance with their respective priorities.
(10)Risk Factors
The Company is exposed to market risk, credit risk and liquidity risk. The Amherst Member oversees the management of these risks.
(a)Market Risk
Market risk is that risk that the market value of certain assets held by the Company may fluctuate because of changes in market interest rates and market prices. Exposure to market risk is inherent in the Company’s business strategy. The Amherst Member attempts to monitor and manage the Company’s market risk; however, market risks may arise unexpectedly. The assets held by the Company that are affected by market risk are principally the Company’s real estate investments and its securitization certificates.
In December 2019, a novel strain of coronavirus (COVID-19) surfaced. The spread of COVID-19 around the world has caused significant volatility in U.S. markets. There continues to be significant uncertainty around the breadth and duration of potential business disruptions related to COVID-19, as well as its impact on U.S. single-

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
($ amounts in thousands)
family rental homes. For the years ended December 31, 2022 and 2021, the Company recorded $272 and $312, respectively, of rent forgiveness included within rental revenue on the consolidated statements of operations as a result of COVID-19. Following the guidance of the FASB Staff Q&A Topic 842 and Topic 840: Accounting for Lease Concessions Related to the Effects of the COVID-19 Pandemic, the Company has elected to not account for these concessions as lease modifications.
(b)Credit Risk
Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or resident contract, leading to a financial loss. The Company is exposed to credit risk from its leasing and financing activities, including risk related to deposits with banks and financial institutions. The Company has a credit policy in place, and the exposure to this is monitored on an ongoing basis by management.
(i) Tenant Receivables
The Company’s ability to lease its real estate properties is subject to many factors, including supply and demand, unemployment rates, general economic conditions, and other factors that may be unique to a geographic region. The Company may not be able to fully lease its residential real estate properties at all times or lease them at rates that allow it to generate a profit. Additionally, when leases on these properties expire or the properties otherwise become vacant, the Company will be subject to then-applicable market conditions, which may not be as favorable.
(ii)Cash Deposits
Credit risk from balances with banks and financial institutions is managed by the Amherst Member in accordance with the Company’s policy. This risk pertains to cash and cash equivalents (including restricted cash) that are deposited and held with financial institutions. While the Company’s cash and cash equivalents and restricted cash are on deposit with FDIC insured financial institutions, at times such deposits exceed the insured limits. The Company has not experienced any loss in such accounts. The maximum exposure to credit risk for cash and cash equivalents is the carrying value of cash and cash equivalents as of each reporting date held on deposit with financial institutions less federally insured amounts.
(c) Liquidity Risk

Liquidity risk is the risk that an investment position cannot be easily exited at the prevailing market price. The Company’s exposure to liquidity risk relates primarily to its real estate investments. The Investment Committee monitors liquidity risks in the markets in which the Company purchases and owns properties on an ongoing basis, but it may not always be possible to execute a transaction at a desired price due to market conditions.
(11)Recent Accounting Pronouncements
New Accounting Pronouncement to be Adopted
In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments (Topic 326), which introduced an expected credit loss methodology for the impairment of financial assets measured at amortized

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021
($ amounts in thousands)
cost basis. That methodology replaces the probable, incurred loss model for those assets. In November 2018, the FASB issued ASU 2018-19, which clarifies that operating lease receivables are outside the scope of the new standard. In November 2019, the FASB issued ASU 2019-10, which delayed the effective date of ASU 2016-13 for private companies, such as the Company, to fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact of this standard on its consolidated financial statements and disclosures and does not expect it to be material.
(12)Subsequent Events
The Company evaluated subsequent events through March 1, 2023, the date the consolidated financial statements were available to be issued, and did not identify any events that warrant adjustment to or disclosure in the consolidated financial statements.